SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                          FORM 8-K




                       Current Report



        Filed pursuant to Section 12, 13, or 15(d) of the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported)  March 4, 1998


                   INTELLIGENT ELECTRONICS, INC.
                   -----------------------------
          (Exact name of issuer as specified in charter)


        PENNSYLVANIA               0-15991               23-2208404
 (State or Other Jurisdiction      Commission         (I.R.S. Employer
   of Incorporation or             file number         Identification
     Organization)                                        Number)


         411 Eagleview Boulevard, Exton, Pennsylvania 19341
             (Address of principal executive offices)


                         (610) 458-5500
        (Registrant's telephone number, including area code)


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Item 5.  Other Events
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SALE OF THE COMPANY AND XLCONNECT

On March 4, 1998, Intelligent Electronics, Inc. (the "Company") and XLConnect Solutions, Inc., an 80% owned subsidiary ("XLConnect") of the Company, executed an Agreement and Plan of Merger with Xerox Corporation ("Xerox"), whereby Xerox, using acquisition subsidiaries, will acquire through mergers (i) all of the outstanding capital stock of the Company in exchange for cash in the amount of $7.60 per share (the "Parent Merger") and (ii) all of the outstanding capital stock of XLConnect not owned by the Company in exchange for cash in the amount of $20.00 per share (the Sub Merger," and collectively, the "Mergers"). The closing of the Mergers is subject to shareholder approval of both the Company and XLConnect at meetings expected to be held no later than June 30, 1998 and other customary terms and conditions.



SETTLEMENT OF THE SALE OF CERTAIN ASSETS OF XLSOURCE AND CERTAIN SPECIFIED SERVICES CONTRACTS OF XLCONNECT

As of February 6, 1998, the Company and GE Capital Information Technology Solutions Acquisition Corp. (the "Buyer"), a subsidiary of GE Capital Information Technology Solutions, Inc. ("GECITS") reached an agreement whereby the outstanding issues relating to the Company's sale, on July 18, 1997, of certain assets of its direct computer products sales organization ("XLSource") and certain specified services contracts of XLConnect, have been settled. As part of the agreement, the Company and the Buyer have agreed to the following:

     - All Closing Balance Sheet issues have been resolved. The Buyer will receive a payment from the Company in the amount of $4,351,000.

     - The Buyer has assigned to the Company uncollected receivables in the amount of $14,120,000. The Company will use the balance in escrow, approximately $13,823,000, plus a cash payment of approximately $297,000 to fund this repurchase.

     - The above payments will be treated as a reduction in the purchase price.



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Item 7. Financial Statements and Exhibits
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(c)  Exhibits
     --------

10   Second Amendment to Asset Purchase Agreement dated as of February 6,
1998 by and among GE Capital Information Technology Solutions Acquisition Corp., The Future Now, Inc., XLSource, Inc., E-C Computer Technical Services, Inc., RCK Computers, Inc., and Intelligent Electronics, Inc.











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                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             INTELLIGENT ELECTRONICS, INC.



Date:  March 11, 1998       By: /s/ Eugene E. Marinelli, Jr.
                                ----------------------------------
                                Eugene E. Marinelli, Jr.,
                                Vice President and
                                Chief Financial Officer